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EXHIBIT 3.1 (g)

PLAN AND AGREEMENT OF MERGER
BETWEEN
BROKEN ARROW PETROLEUM CO.
(a Delaware corporation)

and

BROKEN ARROW PETROLEUM CO.
(a Utah corporation)

        This Plan and Agreement of Merger made and entered into this 31st day of May, 1991, by and between BROKEN ARROW PETROLEUM CO., a Delaware corporation (herein sometimes referred to as the "Delaware Corporation" or "Surviving corporation"), and BROKEN ARROW PETROLEUM CO., a Utah corporation (herein sometimes referred to as the "Utah Corporation"), said corporations hereinafter sometimes referred to jointly as the "Constituent Corporations."

WITNESETH

        WHEREAS, the Delaware Corporation is a corporation organized and existing under the laws of the state of Delaware, its Certificate of Incorporation having been filed in the office of the Secretary of State of the state of Delaware on June 13, 1991, and recorded in the office of the recorder of deeds for the County of New Castle in the said state and the registered office of the Delaware Corporation being located at Corporation Trust Center, 1209 Orange, in the City of Wilmington, County of New Castle, and the name of its registered agent in charge thereof being The Corporate Trust Company; and

        WHEREAS, the total number of shares of stock which the Delaware Corporation has authority to issue is 100,000,000 common shares and 20,000,000 serial preferred shares of which 10,000 common shares are now issued and outstanding, all of which are owned by the Utah Corporation; and

        WHEREAS, the sole purpose of the merger agreed to herein is to change the domicile of the Utah Corporation to Delaware; and

        WHEREAS, the Utah Corporation is a corporation organized and existing under the laws of the state of Utah, its Articles of Incorporation having been filed in the office of the Secretary of State of the state of Utah on the 28th day of July, 1984, and a Certificate of Incorporation having been issued by said Secretary of State on-that date; and

        WHEREAS, the aggregate number of share's which the Utah Corporation has authority to issue is 50,000,000 of which 18,085,756 shares of common stock and 1,136,260 shares of convertible preferred voting stock which are equal to 19,181,600 voting common shares, for a total of 37,269,356 shares outstanding eligible to vote on the Plan and Agreement of Merger; and

        WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable that the Utah Corporation be merged into the Delaware Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the states of Delaware and Utah respectively, which permit such merger;

        NOW THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Utah Corporation, by their respective Boards of Directors have agreed and do hereby agree, each with the other as follows:

ARITCLE I

        The Utah Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the state of Utah and of the state of Delaware, by the Utah Corporation merging into the Delaware Corporation, which shall be the Surviving corporation. Such merger shall be effective upon the recording of a Certificate of Ownership* and Merger with the Secretary of State of Delaware.

ARTICLE II

        Upon the merger becoming effective as provided by the applicable laws of the state of Utah and of the state of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the "effective date of the merger")

        1 ..    The two Constituent Corporations shall be a single corporation, which shall be the Delaware Corporation as the surviving corporation, and the separate existence of the Utah Corporation shall cease except to the extent provided by the laws of the state of Utah applicable to a corporation after its merger into another corporation.

        2.     The Delaware Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the Constituent Corporations. All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other chooses in action and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger.

        3.     The Delaware Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the merger.

        4.     The aggregate amount of the net assets of the Constituent Corporations which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

        5.     The Bylaws of the Delaware Corporation as existing and constituted immediately prior to the effective date of merger shall be and constitute the bylaws of the Surviving Corporation.

        6.     The Board of Directors, and the members thereof, and the officers, of the Delaware Corporation or Surviving Corporation are as follows: L. Woodward Smith, President, Chief Executive Officer, and Director; David S. Smith, Secretary/Treasurer and Director; L. Andrew Smith, Vice-President and Director; Robert S. Rose, Director; James W. Munton, Director; George S. Pupich, Director; John 0. Forrer, Director; and Gerald F. Blake, Director shall be and constitute the Board of Directors, and the members thereof, and the officers of the Surviving Corporation.

ARTICLE III

        The Certificate of Incorporation of the Delaware Corporation shall not be amended in any respect, by reason of this Plan and Agreement of Merger, and said Certificate of Incorporation, as filed in the office of the Secretary of State of the state of Delaware, shall constitute the Certificate of Incorporation of the Surviving Corporation, until further amended in the manner provided by law.

ARTICLE IV

        The manner and basis of converting the shares of each of the Constituent Corporations into shares of the Surviving Corporation is as follows:

1.
The 10,000 shares of stock of the Delaware Corporation now owned and held by the Utah Corporation shall be cancelled and no shares of stock of the Delaware Corporation shall be issued in respect thereto, and the capital of the Delaware Corporation shall be deemed to be reduced by the amount of Ten Dollars ($10.00) the amount represented by said 10,000 shares of stock.

2.
Each share of the Utah Corporation shall be converted into one fully paid and nonassessable share of capital stock of the Delaware Corporation.

        After the effective date of the merger, each owner of an outstanding certificate or certificates theretofore representing shares of the Utah Corporation shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefore a certificate or certificates representing the number of shares of stock of the Surviving Corporation into which the shares of the Utah Corporation theretofore represented by the surrendered certificate or certificates shall have been converted as hereinbefore provided. Until so surrendered, each outstanding certificate which, prior to the effective date of the merger, represented shares of the Utah Corporation shall be deemed, for all corporate purposes, to represent the ownership of the common stock of the Surviving Corporation on the basis hereinbefore provided.

ARTICLE V

        The Utah Corporation shall pay all expenses of carrying this agreement of merger into effect and accomplishing the merger herein provided for.

ARTICLE VI

        If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving corporation the title to any property or rights of the Utah Corporation, the proper officers and directors of the Utah Corporation shall, and will execute and make all such proper assignments and assurances in law and do all things necessary or proper to thus vest such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan and Agreement of Merger.

ARTICLE VII

        This Plan and Agreement of Merger has been submitted to and approved by the shareholders of each of the Constituent Corporations, as provided by law, and shall take effect upon the filing of the Certificate of ownership and Merger with the Secretary of State of the state of Delaware. Anything herein or elsewhere to the contrary notwithstanding, this Plan and Agreement of Merger may be abandoned by either of the constituent corporations by an appropriate resolution of its board of directors at any time prior to its approval or adoption by the shareholders and stockholders thereof, or by the mutual consent of the Constituent Corporations evidenced by appropriate resolutions of their respective boards of directors, at any time prior to the effective date of the merger.

        IN WITNESS WHEREOF, the Delaware Corporation and the Utah Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors have caused this Plan of Agreement of Merger to executed by the President and Attested by the secretary of each party hereto, and the corporate seal affixed.

BROKEN ARROW PETROLEUM CO. a Delaware corporation		BROKEN ARROW PETROLEUM CO. a Utah corporation
By;	/s/ L. WOODWARD SMITH L. Woodward Smith President	By:	/s/ L. WOODWARD SMITH L. Woodward Smith President
By:	/s/ DAVID S. SMITH David S. Smith Secretary	By:	/s/ DAVID S. SMITH David S. Smith Secretary

STATE OF ARIZONA

COUNTY OF MARICOPA

        On the 31st day of May, 1991, personally appeared before me, a Notary Public, L. Woodward Smith, the president of Broken Arrow Petroleum Co., a Utah corporation, and Broken Arrow Petroleum Co.,, a Delaware corporation, who duly acknowledged to me that he executed this Agreement pursuant to a Resolution of the Board of Directors of said corporations and shareholder approval thereof.

Notary Public:	/s/ LINDA K. CURRY
Residing at: Arizona

My commission expires: March 4, 1994

STATE OF Arizona

                        ss.

COUNTY OF Maricopa

        On the 315-11 day of May, 1991, personally appeared before me, a Notary Public, David S. Smith, the secretary of Broken Arrow Petroleum Co., a Utah corporation, and Broken Arrow Petroleum Co., a Delaware corporation, who duly acknowledged to me that he executed this Agreement pursuant to a Resolution of the Board of Directors of said corporations and shareholder app oval thereof.

Notary Public:	/s/ LINDA K. CURRY
Residing at: Arizona

My Commission expires: March 4, 1994

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PLAN AND AGREEMENT OF MERGER BETWEEN BROKEN ARROW PETROLEUM CO. (a Delaware corporation) and BROKEN ARROW PETROLEUM CO. (a Utah corporation)